Exhibit 4.1

                         CERTIFICATE OF THE DESIGNATION
                   OF THE SERIES H CONVERTIBLE PREFERRED STOCK
                        OF WESTMARK GROUP HOLDINGS, INC.
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              Pursuant to Title 8, Section 151 of the Delaware Code
                                   ----------

         The undersigned, being the Secretary of Westmark Group Holdings, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify that at a meeting of the Board of Directors of the Corporation duly held, pursuant to Title 8, Section 141 of the Delaware Code and the bylaws of the Corporation, the following resolution was duly adopted:

         RESOLVED that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board') by the provisions of the Certificate of Incorporation of the Corporation, as amended, the Board hereby creates a series of the preferred stock of the Corporation to consist of 759,000 shares. The Board hereby fixes the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the certificate of incorporation of the Corporation which are applicable to the preferred stock of all series) as follows:

                  a series of preferred stock to be known as "Series H Convertible Preferred Stock," the number of shares constituting Series H Convertible Preferred Stock shall be 759,000, par value $.001 per share.

The designations, powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Series H Convertible Preferred Stock are as follows:

                  1.       Dividends.

                  (a) The holders of each share of Series H Convertible Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Junior Stock (as defined in Section 9 hereof) in any year, commencing with the calendar year ending December 31, 1999, out of funds legally available for that purpose, dividends in cash (the "Annual Dividend") at the annual rate per share equal to ten percent (10%) of the Preferred Distribution Preference Per Share (as defined in Section 9 hereof) as of the date of such declaration, payable when and as declared by the Board of Directors of the Corporation (any such dividend payment date being hereinafter referred to as a "Dividend Payment Date"). Annual Dividends on shares of Series H Convertible Preferred Stock shall be cumulative (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that if at any time accrued Annual Dividends on the Series H

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Convertible Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart, (i) no dividend shall be declared or paid or any other distribution ordered or made upon any Junior Stock or any sum or sums set aside for or applied to the purchase or redemption of any shares of any stock; and (ii) no dividends shall be declared or paid to holders of shares of stock ranking on parity with the Series H Convertible Preferred Stock, unless the holders of each share of Series H Convertible Preferred Stock share ratably in any such dividend declaration or payment up to the aggregate amount of any accrued Annual Dividends.

                  2. VOTING RIGHTS. Except as otherwise required by law, the shares of Series H Convertible Preferred Stock shall not be entitled to vote on any matters presented at any annual or special meeting of the stockholders of the Corporation or to be taken by written consent of the stockholders of the Corporation.

                  3. REACQUIRED SHARES. Any shares of Series H Convertible Preferred Stock converted, purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series H Convertible Preferred Stock shall be reissued by the Corporation.

                  4. LIQUIDATION, DISSOLUTION OR WINDING UP.
                     ---------------------------------------

                     (a) Upon the voluntary or involuntary dissolution, liquidation or winding up (each, a "Liquidation") of the Corporation, the holders of the shares of the Series H Convertible Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Stock ( and ratably with holders of shares of stock ranking on parity with the Series H Convertible Preferred Stock), the Preferred Distribution Preference Per Share (as defined in Section 9 hereof) plus all accrued Annual Dividends with respect to each outstanding share of Series H Convertible Preferred Stock.

                     (b) If upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series H Convertible Preferred Stock shall be insufficient to permit payment of the full amount of the Preferred Distribution Preference Per Share plus all accrued Annual Dividends with respect to each share of Series H Convertible Preferred Stock, then the entire assets of the Corporation to be distributed among the holders of the Series H Convertible Preferred Stock shall be distributed ratably among such holders.

                     (c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation for purposes of this Section 4.

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                  5. CONVERSION.
                     -----------

                     (a) Subject to the adjustments provided for in Subsection
(c) of this Section 5, each share of Series H Convertible Preferred Stock shall be convertible at any time at the election of the holder into Common Stock on a one-for-one basis (the "Conversion Ratio").

                     (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series H Convertible Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series H Convertible Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series H Convertible Preferred Stock.

                     (c) The Conversion Ratio will be subject to adjustment from time to time as follows:

                          (i) In case the Corporation shall at any time or from
time to time after the date hereof (A) pay any dividend, or make any distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series H Convertible Preferred Stock thereafter convertible into Common Stock pursuant to this Section Five shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series H Convertible Preferred Stock been converted into Common Stock immediately prior to the happening of such event of the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.


                          (ii) For purposes of this paragraph (c) of this
Section Five, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all securities convertible into, or exchangeable or exercisable for, any shares of Common Stock (collectively, "Common Stock Equivalents") as having been converted, exchanged or exercised.

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                          (iii) If the Corporation shall take a record of the
holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                     (d) The issuance of certificates for shares of Common Stock upon conversion of the Series H Convertible Preferred Stock, shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series H Convertible Preferred Stock which is being converted.

                     (e) The Corporation will at no time close its transfer books against the transfer of the Series H Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of the Series H Convertible Preferred Stock, in any manner which interferes with the timely conversion of the Series H Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                     (f) As used in this Section 5, the term "Common Stock" shall mean the Corporation's authorized Common Stock, par value $.005 per share, as constituted on the Filing Date (as defined below), and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of the Series H Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the Filing Date, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

                     (g) In the case of a Sale of Corporation (as defined in Section 9 below) or a proposed reorganization of the Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series H Convertible Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable conversion price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series H Convertible Preferred Stock. The Corporation shall not effect any

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such Sale of the Corporation unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of the Series H Convertible Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, each such holder is entitled to receive.

                     (h) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series H Convertible Preferred Stock against impairment.

                     (i) Notwithstanding the foregoing, the Corporation shall not be required to make any adjustment of the Conversion Ratio unless such adjustment would require an increase or decrease of at least 1% in such ratio. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such ratio.

                  6. CERTAIN COVENANTS. Any registered holder of Series H Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of any other holders of Series H Convertible Preferred Stock with any and all remedies available at law or in equity.

                  7. PROTECTIVE PROVISIONS. So long as shares of Series H Convertible Preferred Stock (or securities convertible into, or exchangeable or exercisable for, shares of Series H Convertible Preferred Stock ("Series H Equivalents")) are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series H Convertible Preferred Stock:

                     (a) alter or change the rights, preference or privileges of the shares of Series H Convertible Preferred Stock or otherwise amend the Corporation's Articles of Incorporation so as to affect adversely the shares of Series H Convertible Preferred Stock; or

                     (b) increase the authorized number of shares of Series H Convertible Preferred Stock; or

                     (c) create or designate, or authorize the issuance of, any new class or series of stock (i) ranking senior or having a preference over, the Series H Convertible Preferred Stock with respect to dividends or upon liquidation, or (ii) convertible into any such class or series of stock.

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                  8.       REDEMPTION.
                           -----------

                  (a) Outstanding shares of Series H Preferred Convertible Stock are redeemable by the Corporation at a redemption price of $.01 per share, plus all dividends accrued and unpaid up to the date fixed for redemption, provided the Market Price of the Corporation's Common Stock has been at least 200% of the Preferred Distribution Preference Per Share for a period of at least 30 consecutive trading days immediately prior to the date on which the Corporation sends notice of redemption.

                  (b) If less than all shares of Series H Preferred Convertible Stock are redeemed at any time under this Section 8, shares of Series H Convertible Preferred Stock held by each holder of record thereof shall be called for redemption pro rata, according to the number of shares of Series H Convertible Preferred Stock held by such holder, subject, however, to such adjustment as may be equitably determined by the Corporation in order to avoid the redemption of fractional shares.

                  (c) Any such redemption shall be effected by written notice given by mail, postage prepaid, not less than fifteen (15) days nor more than thirty (30) days prior to the date fixed for redemption to the holders of record of Series A Preferred Stock whose shares are to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the redemption price and place of payment in trust thereof, and if less than all outstanding shares of Series H Convertible Preferred Stock are to be redeemed, the number of shares of Series H Convertible Preferred Stock held by each holder of record thereof which are being called for redemption. Any such notice mailed in the manner provided herein shall be conclusively presumed to have been duly given in accordance with the terms of this Designation, whether or not the holder receives such notice. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder whose name appears on the books of the Corporation (i) to whom notice was not mailed or (ii) whose notice was defective. An affidavit of the Secretary or Assistant Secretary of the Corporation that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. A holder of Series H Convertible Preferred Stock may, at its sole option, convert the Series H Convertible Preferred Stock called for redemption at any time up to one business day prior to the date fixed for redemption. Any such conversion shall be made in accordance with Section 5hereof.

                           (i) Notice of redemption having been duly given, then on the date for such redemption, the certificates for the Series H Convertible Preferred Stock called for redemption (whether or not surrendered) shall be deemed no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate,

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         except the right of the holders of such shares to receive, out of the deposit in trust, on the redemption date, the redemption price to which they are entitled, without interest.

                           (ii) In case any certificate for shares of Series H Convertible Preferred Stock shall be surrendered by the holder thereof for payment in connection with the redemption of only a portion of the shares represented thereby, the Corporation shall deliver to or upon the order of the holder thereof a certificate or certificates for the number of shares of Series H Convertible Preferred Stock represented by such surrendered certificate which are not being redeemed.

                  9. DEFINITIONS. In addition to any other terms defined herein, for purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the Florida are authorized or obligated by law or executive order to close.

                  "Commission" shall mean the Securities and Exchange Commission, and any successor agency.

                  "Conversion Ratio" determined as of any date, shall equal the number of shares of Common Stock into which one share of Series H Convertible Preferred Stock is convertible pursuant to Section 5 of this Certificate of Designation.

                  "Distribution" shall mean the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise (except a dividend in shares of such class of stock), or the purchase or redemption of shares of the Corporation, for cash or property, including such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividends shall be the date of declaration thereof, and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; PROVIDED that, where a debt security is issued in exchange for shares, the time of the distribution is the date when the Corporation acquires the shares for such exchange.

                  "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series H Convertible Preferred Stock, and shall include, without limitation, the Corporation's Common Stock and Series G Convertible Exchangeable Preferred Stock.

                  "Market Price" shall mean the closing bid price regular way or, in case no such price is reported on such day, the average of the closing bid and asked prices regular way, on the principal national securities exchange in the United States on which the Corporation's common

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stock is listed or admitted to trading, including Nasdaq SmallCap, or if it is not listed or admitted to trading on any such national securities exchange, the average of the highest reported bid and lowest reported asked price as furnished by the National Association of Securities Dealers, Inc. through its automated quotation system ("Nasdaq") or a similar organization if Nasdaq is no longer reporting such information.

                  "Preferred Distribution Preference Per Share" shall mean
$3.15.

                  "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Sale of the Corporation" shall mean consolidation or merger of the Corporation with or into any other corporation or corporations (other than a consolidation or merger in which the Corporation is the continuing corporation), or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty (50%) percent of the voting power of the Corporation is disposed of.

         IN WITNESS WHEREOF, the undersigned, as Secretary of the Corporation, certifies that the foregoing Amendment was duly adopted in accordance with
Section 242 of the Delaware General Corporation Law, and the Corporation has caused its corporate seal to be affixed hereto, all as of the 24th day of May 1999.

                                        Westmark Group Holdings, Inc.


                                        By: /s/ Mark D. Schaftlein
                                            ----------------------------------
                                        Name: MARK D. SCHAFTLEIN
                                        Title: President and CEO

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